Question 77c

At a special meeting of all shareholders of Lebenthal Funds, Inc. (including shareholders of Lebenthal New York Municipal Bond Fund and Lebenthal New
Jersey Municipal Bond Fund) held on March 10, 2006, the results were as follows:

Lebenthal New York Municipal Bond Fund
Proposal 1: To approve an Agreement and Plan of Reorganization providing for the acquisition by Merrill Lynch New York Municipal Bond Fund, a series of Merrill Lynch Multi-State Municipal Series Trust, of all of the assets of Lebenthal New York Municipal Bond Fund, in exchange for the assumption of all of the liabilities of Lebenthal New York Municipal Bond Fund and the issuance of shares of beneficial interest of Merrill Lynch New York Municipal Bond Fund with an aggregate net asset value equal to the net assets of Lebenthal New York Municipal Bond Fund. The shares issued under the Agreement and Plan of Reorganization will be distributed to the stockholders of Lebenthal New York Municipal Bond Fund. Consequently, if the Agreement and Plan of Reorganization is approved, stockholders of Lebenthal New York Municipal Bond Fund will become shareholders of Merrill Lynch New York Municipal Bond Fund. Votes For/Against/Abstain
6,140,104/497,841/557,807

Proposal 2: To approve a management contract between Fund Asset Management, L.P. and Lebenthal Funds, Inc., on behalf of Lebenthal New York Municipal Bond Fund.
Votes For/Against/Abstain
6,179,505/492,848/523,399


Lebenthal New Jersey Municipal Bond Fund
Proposal 1: To approve an Agreement and Plan of Reorganization providing for the acquisition by Merrill Lynch New Jersey Municipal Bond Fund, a series of Merrill Lynch Multi-State Municipal Series Trust, of all of the assets of Lebenthal New Jersey Municipal Bond Fund, in exchange for the assumption of all of the liabilities of Lebenthal New Jersey Municipal Bond Fund and the issuance of shares of beneficial interest of Merrill Lynch New Jersey Municipal Bond Fund with an aggregate net asset value equal to the net assets of Lebenthal New Jersey Municipal Bond Fund. The shares issued under the Agreement and Plan of Reorganization will be distributed to the stockholders of Lebenthal New Jersey Municipal Bond Fund. Consequently, if the Agreement and Plan of Reorganization is approved, stockholders of Lebenthal New Jersey Municipal Bond Fund will become shareholders of Merrill Lynch New Jersey Municipal Bond Fund.
Votes For/Against/Abstain
510,170/61,649/50,973

Proposal 2: To approve a management contract between Fund Asset Management, L.P. and Lebenthal Funds, Inc., on behalf of Lebenthal New Jersey Municipal Bond Fund.
Votes For/Against/Abstain
514,682/56,441/51,669